UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007 (June 15, 2007)

NETBANK, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 770-343-6006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activity.

On June 21, 2007, NetBank, Inc. (the “Company”) filed a Current Report on Form 8-K (the “June 21, 2007 Form 8-K”) regarding its plan to shut down the operations of its mortgage servicing platform and terminate its sub-servicing relationship with IXIS Real Estate Mortgage Capital Corporation (“IXIS”) effective in August 2007.  At that time, the Company was unable in good faith to make a determination of the estimated amount or ranges of amounts to be incurred for each major type of cost and the charges and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K.

The Company is filing this Form 8-K/A to amend the June 21, 2007 Form 8-K to update the disclosure therein under Item 2.05.  On June 25, 2007, the Company determined that it will incur an estimated $5.8 million to $6.2 million in total costs in connection with exiting the mortgage servicing platform and terminating its sub-servicing relationship with IXIS.  The estimated ranges of amounts comprising these costs include:

Contract termination costs	$4.8 - $4.9 million
Employee severance payments	$1.0 - $1.2 million

Costs associated with the write-off of fixed and other assets are expected to be less than $0.1 million.

The Company expects that the contract termination costs and employee severance payments will result in future cash expenditures in the maximum approximate amounts shown above.  The Company plans to mitigate the actual cash expenditures for contract termination costs by negotiating settlements with its vendors, although no assurances can be given that any settlement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.

Date: June 28, 2007
	By:	/s/ Charles E. Mapson
Charles E. Mapson
Chief Legal Counsel